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Exhibit 10.13

July 22, 2019

Dear Ragan,

        I am pleased to offer you a position of Vice President, Finance with Halcón Resources Corporation ("Halcón"), reporting to Rich Little. As Vice President, Finance, you will be an Officer of the Company. The location of this position will be in the Houston office. Upon acceptance of this offer, we will identify a mutually acceptable start date. Please review the following information regarding the terms and conditions of your offer:

  1.
  A base annual salary of $350,000, paid on a semi-monthly basis.

  2.
  Your position is classified as EXEMPT under wage and hour laws.

  3.
  You will be eligible for an annual bonus. Bonus payout is discretionary and based on company and individual performance. Your bonus target is 100%. You must be employed at the time any bonus is paid in order to receive it. Notwithstanding the foregoing, and in lieu of an Annual Bonus for 2019, you shall receive a fixed monthly payment of $29,167 with respect to each month beginning with the month of August, payable in advance of each month.

  4.
  You may be eligible to participate in Halcón's annual long term incentive program pursuant to the terms and guidelines of that program. Awards are discretionary and are generally made in March.

  5.
  Halcón offers a comprehensive employee benefit package, including the following benefits:

  •
  Medical, Dental, and Vision Insurance

  •
  STD, LTD, and Life Insurance

  •
  401(k) Retirement Plan

  •
  Full or partial coverage for parking/commuting expenses

  •
  Partial coverage for gym membership

    Contact Human Resources if you would like more information about the terms and conditions upon which the employee benefits are offered, including, but not limited to, eligibility conditions, plan entry dates, and the steps, if any, that an employee must take to become a participant in each plan. These benefits, and the terms and conditions upon which they are being offered, are subject to change.

  6.
  Vacation will be awarded and be used in accordance with Halcón's vacation policy. Your vacation time will be 25 days per year. Your vacation will be prorated based on your hire date.

  7.
  You will be an "at-will" employee of Halcón, which means that the employment relationship may be terminated by either Halcón or you at any time, with or without notice, and with or without cause, for any reason not prohibited by law.

1000 Louisiana, Suite 1500 • Houston, TX 77002 -- Phone: 832.538.0300

  8.
  The terms of your employment, including this offer letter, will be interpreted and enforced pursuant to the laws of the State of Texas regardless of where you perform services.

  9.
  As a condition of your employment, you will comply with all policies of Halcón.

  10.
  Our offer and your employment are contingent upon satisfactory completion of a background investigation and drug screen prior to employment and ongoing compliance with the Halcón drug and alcohol policy.

        We are excited about the opportunities that exist for you at Halcón. If the terms of this offer letter are acceptable to you, please sign and return it to Bianca Krukiel either via email at BKrukiel@halconresources.com, or at the address listed below. If you any have questions or concerns, please do not hesitate to contact me at 832-538-0505.

Sincerely,
/s/ LEAH KASPAREK
Leah Kasparek Sr. Vice President, Human Resources and Administration Halcón Resources Corporation
cc: Rich Little

            x        Accepted             Declined this            23rd    day of            July            , 2019

By:	/s/ RAGAN ALTIZER Ragan Altizer

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  Exhibit 10.13